Exhibit 99(d)(6)

                              TRACKER MARINE GROUP
                               2500 East Kearney
                          Springfield, Missouri 65803
                    phone: 417.873.5900 o fax: 417.873.5068

                               November 10, 2004

Travis Boats & Motors, Inc.
12116 Jekel Circle, Suite 102
Austin, Texas 78727
Attn: Richard Birnbaum

Re: Voting Support Agreement

Dear Richard:

In connection with the potential merger (the "Merger") of Travis Boats & Motors, Inc. ("Travis") with and into TMRC, L.L.P. ("TMRC") pursuant to that certain Agreement and Plan of Merger between Travis and TMRC (the "Merger Agreement"), Travis and TMRC, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree to the terms and conditions set forth in this Voting Support Agreement (the "Agreement"):

1. No Transfer. TMRC agrees that it shall not contract to sell, sell or otherwise transfer or dispose of any of the shares of Travis 6% Series A Cumulative Convertible Preferred Stock owned of record and beneficially by TMRC (the "Shares") or any interest therein or any voting rights with respect thereto, provided that the foregoing restrictions shall not apply to any contract, sale, transfer or disposition made (i) to an affiliate of TMRC (who shall be bound by the terms and conditions of this Agreement to the same extent as TMRC), (ii) pursuant to the Merger or (iii) with the prior written consent of Travis.

2.    Voting.  TMRC  agrees  that it shall  vote all of the  Shares  in favor of
      approving  the  Merger,   the  Merger   Agreement  and  the   transactions
      contemplated thereby.

3. Termination. This Agreement and all rights and obligations hereunder shall terminate as of the earlier of the effective time of the Merger or the termination of the Merger Agreement by any party thereto for any reason.

4.    Miscellaneous.

      a. Assignment; Successors and Assigns; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      b. Governing Law. This Agreement shall be governed by and construed under Texas Law, without regard to the conflicts of law principles of said State.

      c. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

      d. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party or parties under this Agreement shall impair any such right, power or remedy of the non-breaching or non-defaulting party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence thereto, or to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.

      e. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

      f. Amendments and Waivers. This Agreement may not be amended or modified, and no waiver of any term or condition shall be valid, except by an instrument in writing signed on behalf of each of the parties hereto. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

      g. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.


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      h.    Entire  Agreement.  This  Agreement  and the  documents  referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof, and no party shall be liable or bound to the other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

Please indicate your agreement to the foregoing terms and conditions by countersigning this Agreement below.


                                        Regards,

                                        TMRC, L.L.P.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

Accepted and agreed to this 10th day of November, 2004:


                                        Travis Boats & Motors, Inc.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


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